EXHIBIT 35.1
SERVICER COMPLIANCE STATEMENT

 I, Matthew D. Fransen, certify that:

(a) A review of Kentucky Power Company’s (the “Servicer”) activities during the reporting period covered by this Report on Form 10-K and of its performance under that certain Servicing Agreement dated as of June 12, 2025 between Kentucky Power Cost Recovery LLC, as the Issuing Entity, and the Servicer (the “Servicing Agreement”) has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the reporting period.

Date: March 27, 2026

/s/ Matthew D. Fransen
Name: Matthew D. Fransen
Title: Treasurer and Senior Officer in Charge of
the Servicing Function, Kentucky Power Company, as Servicer